Exhibit 99.1

Metals Acquisition Corp. II Announces the Separate Trading of its Class A
Ordinary Shares and Warrants, Commencing on or about April 14, 2026

GEORGE TOWN, CAYMAN ISLANDS, April 8, 2026 (GLOBE NEWSWIRE) – Metals Acquisition Corp. II (NYSE: MTAL U) (the “Company”) today announced that holders of the units sold in the Company’s initial public offering of 23,000,000 units, completed on March 13, 2026 (the “Offering”), may elect to separately trade the Class A ordinary shares and warrants included in the units commencing on or about April 14, 2026. Any units not separated will continue to trade on the New York Stock Exchange under the symbol “MTAL U,” and each of the Class A ordinary shares and warrants will separately trade on the New York Stock Exchange under the symbols “MTAL” and “MTAL WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2026. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Metals Acquisition Corp. II

Metals Acquisition Corp. II is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographic region, it intends to target opportunities across the natural resources value chain, with a particular focus on metals and mining businesses in high quality, stable jurisdictions. focused on identifying and acquiring high-potential natural resources assets in stable global jurisdictions. The Company’s management team intends to leverage its deep operational expertise and technical mining knowledge, alongside a global network of industry relationships, to identify under-managed or under-funded assets to unlock significant value uplift.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the Offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

CONTACT

Mick McMullen

Executive Chair and Director

Metals Acquisition Corp. II

info@metasacqii.com